Exhibit 10.2

Execution Version

AMENDED AND RESTATED MASTER TOLLING AGREEMENT

(Operating Assets)

Effective as of October 1, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS		1

1.1	DEFINITIONS	1

1.2	INTERPRETATION	1

ARTICLE 2 AGREEMENT TO PURCHASE SERVICES		1

2.1	INTENT	1

2.2	MINIMUM THROUGHPUT COMMITMENT	1

2.3	MEASUREMENT AND OWNERSHIP OF DELIVERED VOLUMES	3

2.4	OBLIGATIONS OF HEP OPERATING	3

2.5	NOTIFICATION OF UTILIZATION	3

2.6	SCHEDULING AND ACCEPTING MOVEMENT	3

2.7	TAXES	3

2.8	TIMING OF PAYMENTS	3

2.9	INCREASES IN TOLLING FEES	4

2.10	NO GUARANTEED MINIMUM	4

ARTICLE 3 FORCE MAJEURE		4

ARTICLE 4 EFFECTIVENESS AND APPLICABLE TERM		4

ARTICLE 5 NOTICES		5

ARTICLE 6 DEFICIENCY PAYMENTS		5

6.1	DEFICIENCY NOTICE; DEFICIENCY PAYMENTS	5

6.2	DISPUTED DEFICIENCY NOTICES	5

6.3	PAYMENT OF AMOUNTS NO LONGER DISPUTED	6

6.4	CONTRACT QUARTERS INDEPENDENT	6

ARTICLE 7 RIGHT OF FIRST REFUSAL		6

ARTICLE 8 INDEMNITY; LIMITATION OF DAMAGES		6

8.1	INDEMNITY; LIMITATION OF LIABILITY	6

8.2	SURVIVAL	6

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ARTICLE 9 MISCELLANEOUS		6

9.1	AMENDMENTS AND WAIVERS	6

9.2	SUCCESSORS AND ASSIGNS	7

9.3	SEVERABILITY	7

9.4	CHOICE OF LAW	7

9.5	RIGHTS OF LIMITED PARTNERS	7

9.6	FURTHER ASSURANCES	7

9.7	HEADINGS	8

ARTICLE 10 GUARANTEE BY HOLLYFRONTIER		8

10.1	PAYMENT GUARANTY	8

10.2	GUARANTY ABSOLUTE	8

10.3	WAIVER	9

10.4	SUBROGATION WAIVER	9

10.5	REINSTATEMENT	9

10.6	CONTINUING GUARANTY	9

10.7	NO DUTY TO PURSUE OTHERS	9

ARTICLE 11 GUARANTEE BY THE PARTNERSHIP		9

11.1	PAYMENT AND PERFORMANCE GUARANTY	9

11.2	GUARANTY ABSOLUTE	10

11.3	WAIVER	10

11.4	SUBROGATION WAIVER	10

11.5	REINSTATEMENT	11

11.6	CONTINUING GUARANTY	11

11.7	NO DUTY TO PURSUE OTHERS	11

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EXHIBITS

Exhibit A	–	Parties
Exhibit B	–	Drop Down Transactions
Exhibit C	–	Applicable Assets; Minimum Throughput Commitment; Tolling Fees and Adjustments; Applicable Term
Exhibit D	–	Definitions
Exhibit E	-	Interpretations
Exhibit F	-	Measurement of Delivered Volumes
Exhibit G	-	Increase in Tolling Fees as a Result of Changes in Applicable Law

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AMENDED AND RESTATED MASTER TOLLING AGREEMENT

(Operating Assets)

This Amended and Restated Master Tolling Agreement (this “Agreement”) is dated as of October 3, 2016, to be effective as of the Effective Time (as defined below) by and between the Persons set forth on Exhibit A (each hereinafter sometimes referred to as a “Party” and sometimes collectively referred to as the “Parties”).

RECITALS:

A. Pursuant to certain transactions identified on Exhibit B (the “Drop-Down Transactions”) HEP Operating acquired from each Applicable Refinery Owner the assets identified on Exhibit C (the “Applicable Assets”) which are located at each Refinery Complex.

B. In connection with each transaction between HEP Operating and the Applicable Refinery Owner, HEP Operating leased from the Applicable Refinery Owner land at the Applicable Refinery Owner’s Refinery Complex on which all or a part of the Applicable Assets are located.

C. The Parties desire to enter into a master agreement pursuant to which HEP Operating will provide certain services to the Applicable Refinery Owner with respect to the Applicable Assets from and after the Effective Time.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth on Exhibit D.

1.2 Interpretation. Matters relating to the interpretation of this Agreement are set forth on Exhibit E.

ARTICLE 2

AGREEMENT TO PURCHASE SERVICES

2.1 Intent. The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth the Tolling Fees to be paid by the Applicable Refinery Owner to HEP Operating for providing certain processing services to the Applicable Refinery Owner.

2.2 Minimum Throughput Commitment. During the Applicable Term and subject to the terms and conditions of this Agreement, each Applicable Refinery Owner agrees as follows:

(a) Throughput Commitment. Subject to Article 2, the Applicable Refinery Owner commits to deliver to HEP Operating at the location of each Applicable Asset the Minimum Throughput Commitment of Feedstock for each Contract Quarter, and pay the Tolling Fees in exchange for HEP Operating providing the services necessary to process the Feedstock into the Products.

(b) Tolling Fees. The Applicable Refinery Owner shall pay the Tolling Fees for all quantities of Feedstock processed through the Applicable Asset in each Contract Quarter during the Applicable Term.

(c) Adjustment of Tolling Fees. The Tolling Fees shall be adjusted in the manner set forth on Exhibit C. To evidence the Parties’ agreement to each adjusted Tolling Fee, the Parties shall execute an amended, modified, revised or updated Exhibit C and attach it to this Agreement. Such amended, modified, revised or updated Exhibit C shall be sequentially numbered (e.g. Exhibit C-1, Exhibit C-2, etc.), dated and appended as an additional exhibit to this Agreement and shall replace the prior version of Exhibit C in its entirety, after its date of effectiveness.

(d) Reduction for Non-Force Majeure Events.

(1) If, as a result of HEP Operating’s operational difficulties or inability to provide sufficient capacity for the Minimum Throughput Commitment, HEP Operating fails to process and deliver to the Applicable Refinery Owner at least 95% of the volumes of Products expected to be derived from the volume of Feedstock processed with such Applicable Asset for a particular Contract Quarter based on the applicable Conversion Ratio, then the Tolling Fee applicable to that Contract Quarter will be reduced by a percentage equal to (A) 100% minus (B) the percentage represented by the ratio of (i) the volume of Products actually produced for the Contract Quarter to (ii) the volume of Products that would be produced from the volume of Feedstock delivered for the Contract Quarter based on the Conversion Ratio plus (C) 5%.

(2) If the Aggregate Capacity of any Applicable Asset for any Contract Quarter is less than the Minimum Throughput Commitment for such Applicable Asset for such Contract Quarter, including any time period during which HEP Operating is performing a turnaround on the Applicable Asset, then the Minimum Throughput Commitment for such Applicable Asset for such Contract Quarter will be reduced by a percentage equal to (A) 100% minus (B) the percentage represented by the ratio of (i) the Aggregate Capacity for such Applicable Asset for such Contract Quarter to (ii) the Minimum Throughput Commitment for such Applicable Asset for such the Contract Quarter.

If, as a result of a reduction to the Tolling Fee or Minimum Throughput Commitment for a Contract Quarter under this Section 2.2(d) the Applicable Refinery Owner shall have overpaid its Tolling Fees for the Contract Quarter, the Applicable Refinery Owner shall receive a credit against its Tolling Fees or other obligations to HEP Operating as provided in Exhibit C. This Section 2.2(d) shall not apply in the event HEP Operating gives a Force Majeure Notice in accordance with the terms of Article IX of the Omnibus Agreement, in which case the Minimum Throughput Commitment shall be suspended to the extent contemplated in Article IX of the Omnibus Agreement and Article 3 of this Agreement.

(e) Pro-Rationing for Partial Periods. Notwithstanding the other provisions of this Section 2.2, in the event that the Effective Time is any date other than the first day of a Contract Quarter, then the Minimum Throughput Commitment for the initial partial Contract Quarter shall be prorated based upon the number of actual days between the date on which the Effective Time occurs and the end of such partial Contract Quarter. Similarly, notwithstanding the other provisions of this Section 2.2, if the end of the Applicable Term is on a day other than the last day of a Contract Quarter, then the Minimum Throughput Commitment shall be prorated based upon the number of actual days between the beginning of such partial Contract Quarter and the last day of the Applicable Term.

2.3 Measurement and Ownership of Delivered Volumes. Matters with respect to the measurement of delivered volumes of Feedstock and Products are set forth on Exhibit F. Applicable Refinery Owner shall at all times retain title to the Feedstock and the Products.

2.4 Obligations of HEP Operating. During the Applicable Term and subject to the terms and conditions of this Agreement, HEP Operating agrees to:

(a) own or lease, operate and maintain (directly or through a Subsidiary) the Applicable Assets and all related assets necessary to process the applicable Feedstock and produce and deliver the applicable Products to the Applicable Refinery Owner at the throughput levels required by this Agreement;

(b) provide the services required under this Agreement and perform all operations relating to the Applicable Assets; and

(c) maintain adequate property and liability insurance covering the Applicable Assets and any related assets owned by HEP Operating or its Affiliates and necessary for the operation of the Applicable Assets.

Notwithstanding the first sentence of this Section 2.4, subject to right of first refusal under Article V the Omnibus Agreement, HEP Operating or its Affiliate is free to sell any of its assets, including any Applicable Assets, and the Applicable Refinery Owner is free to merge with another entity and to sell all of its assets or equity to another entity at any time.

2.5 Notification of Utilization of Services. During the Applicable Term, the Applicable Refinery Owner will provide to HEP Operating written notification of the Applicable Refinery Owner’s reasonable good faith estimate of its anticipated future volumes of Feedstock to be delivered and the Applicable Refinery Owners’ requirements for Products as soon as reasonably practicable.

2.6 Scheduling and Accepting Movement. HEP Operating will use its reasonable commercial efforts to process, and schedule movement and accept movements of, Feedstocks in a manner that is consistent with the historical dealings between the Parties and their Affiliates, as such dealings may change from time to time.

2.7 Taxes. The Applicable Refinery Owner will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Feedstocks processed and Products delivered to the Applicable Refinery Owner by HEP Operating. HEP Operating will pay all property and ad valorem taxes levied on, or with respect to, the Applicable Assets. Should either Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2.6, the Party subject to such tax shall promptly reimburse the Party collecting or paying the tax on its behalf for the amount of such tax.

2.8 Timing of Payments. The Applicable Refinery Owner will make payments to HEP Operating by electronic payment with immediately available funds on a monthly basis during the

Applicable Term with respect to services rendered or reimbursable costs or expenses incurred by HEP Operating under this Agreement in the prior month. Payments not received by HEP Operating on or prior to the tenth day following the invoice date will accrue interest at the Prime Rate from the applicable payment due date until the date payment is made.

2.9 Increases in Tolling Fees. If new Applicable Laws are enacted that require HEP Operating to make capital expenditures with respect to the Applicable Assets, HEP Operating may amend the Tolling Fees in the manner set forth in Exhibit G in order to recover HEP Operating’s cost of complying with such new Applicable Laws (as determined by HEP Operating in good faith and assuming that such capital expenditures are financed at a reasonable rate and amortized on a mortgage style basis over a period equal to the then remaining Initial Term (or if such capital expenditures are incurred during any Expansion Term, the then remaining Expansion Term)). The Applicable Refinery Owner and HEP Operating shall use their reasonable commercial efforts to comply with such new Applicable Laws, and shall negotiate in good faith to mitigate the impact of such new Applicable Laws and to determine the amount of the new Tolling Fee rates. If the Applicable Refinery Owner and HEP Operating are unable to agree on the amount of the new Tolling Fee rates that HEP Operating will charge, such Tolling Fee rates will be resolved in the manner provided for in Article VIII of the Omnibus Agreement. Any other applicable exhibit to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in Tolling Fee rates established in accordance with this Section 2.9.

2.10 No Guaranteed Minimum. Notwithstanding anything to the contrary set forth in this Agreement, there is no requirement that the Applicable Refinery Owner actually deliver any minimum quantity of Feedstock to the Applicable Assets, it being understood that the Applicable Refinery Owner’s obligation for failing to deliver sufficient quantities of Feedstock to satisfy the Minimum Throughput Commitment for any Contract Quarter is to make Deficiency Payments as provided in Article 6.

ARTICLE 3

FORCE MAJEURE

The rights and obligations of the Parties upon the occurrence of an event of Force Majeure will be determined in the manner set forth in Article IX of the Omnibus Agreement; provided that (a) any suspension of the obligations of the Parties under this Agreement as a result of an event of Force Majeure shall extend the Applicable Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice, (b) the Applicable Refinery Owner will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event, and (c) if a Force Majeure event prevents either Party from performing substantially all of their respective obligations under this Agreement relating to a group of Applicable Assets for a period of more than twelve (12) consecutive months, this Agreement may be terminated as to such Applicable Assets (but not as to unaffected Applicable Assets) by either Party providing written notice thereof to the other Party.

ARTICLE 4

EFFECTIVENESS AND APPLICABLE TERM

This Agreement shall be effective as to each group of Applicable Assets as of the Effective Time and, unless terminated earlier in accordance with its terms, shall terminate with respect to each group of Applicable Assets upon the expiration of the initial term set forth on Exhibit C (the “Initial Term”);

provided that, at the end of the Initial Term for each group of Applicable Assets, the Applicable Refinery Owner shall have the option to extend the Applicable Term for such group of Applicable Assets for an extension term beyond the Initial Term if, and to the extent, provided in Exhibit C (an “Extension Term”). In the event an Extension Term is available for a group of Applicable Assets, the Applicable Refinery Owner shall give HEP Operating written notice of its exercise of its option to extend the Applicable Term with respect to such group of Applicable Assets at least twelve (12) months prior to the end of the Initial Term for such group of Applicable Assets.

ARTICLE 5

NOTICES

Any notice or other communication given under this Agreement shall be in writing and shall be provided in the manner set forth in Article X of the Omnibus Agreement.

ARTICLE 6

DEFICIENCY PAYMENTS

6.1 Deficiency Notice; Deficiency Payments. As soon as practicable following the end of each Contract Quarter, HEP Operating shall deliver to the Applicable Refinery Owner a written notice (the “Deficiency Notice”) detailing any failure of the Applicable Refinery Owner to meet the Minimum Throughput Commitment for such Contract Quarter. The Deficiency Notice shall specify in reasonable detail the excess of (i) the dollar amount of the Tolling Fee that HEP Operating would have been paid by the Applicable Refinery Owner if the Applicable Refinery Owner had complied with its Minimum Throughput Commitment obligations for such Contract Quarter pursuant to this Agreement over (ii) the dollar amount of the Tolling Fee payable based on the Feedstock actually processed during such Contract Quarter (the “Deficiency Payment”). The Applicable Refinery Owner shall pay the Deficiency Payment to HEP Operating upon the later of: (A) ten (10) days after the Applicable Refinery Owner’s receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter, unless such day is not a Business Day, in which case the due date for payment shall be the next Business Day.

6.2 Disputed Deficiency Notices. If the Applicable Refinery Owner disagrees with all or any portion of the Deficiency Notice, then, prior to the due date of the Deficiency Payment, the Applicable Refinery Owner shall (i) send HEP Operating a written notice with an explanation of the basis for the dispute (a “Dispute Notice”) and (ii) pay HEP Operating the portion of the Deficiency Payment not disputed in such Dispute Notice. Thereafter, a senior officer of HollyFrontier (on behalf of the Applicable Refinery Owner) and a senior officer of the Partnership (on behalf of HEP Operating) shall meet in person or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any matters set forth in such Dispute Notice. During the thirty (30)-day period following the Applicable Refinery Owner’s timely delivery of such Dispute Notice, the Applicable Refinery Owner shall have reasonable access to the working papers of HEP Operating relating to the Deficiency Notice. If the matters set forth in such Dispute Notice are not resolved within thirty (30) days following the Applicable Refinery Owner’s timely delivery of such Dispute Notice, the Applicable Refinery Owner and HEP Operating shall, within forty-five (45) days following the Applicable Refinery Owner’s timely delivery of such Dispute Notice, submit any and all matters which remain in dispute to dispute resolution in accordance with the Omnibus Agreement.

6.3 Payment of Amounts No Longer Disputed. If it is finally determined pursuant to this Article 6 that the Applicable Refinery Owner is required to pay any or all of the disputed portion of the Deficiency Payment, the Applicable Refinery Owner shall pay such amount to HEP Operating, together with interest thereon at the Prime Rate, in immediately available funds within ten (10) days of such final determination.

6.4 Contract Quarters Independent. The fact that the Applicable Refinery Owner has exceeded or fallen short of the Minimum Throughput Commitment with respect to any Contract Quarter shall not be considered in determining whether the Applicable Refinery Owner meets, exceeds or falls short of the Minimum Throughput Commitment with respect to any other Contract Quarter, and the amount of any such excess or shortfall shall not be counted towards or against the Minimum Throughput Commitment with respect to any other Contract Quarter.

ARTICLE 7

RIGHT OF FIRST REFUSAL

The Parties acknowledge the right of first refusal of HollyFrontier with respect to the Applicable Assets as provided in the Omnibus Agreement.

ARTICLE 8

INDEMNITY; LIMITATION OF DAMAGES

8.1 Indemnity; Limitation of Liability. The Parties acknowledge and agree that the provisions relating to indemnity and limitation of liability set forth in Article III of the Omnibus Agreement shall apply to this Agreement. Notwithstanding anything in this Agreement or the Omnibus Agreement to the contrary, and solely for the purpose of determining which of the Applicable Refinery Owner or HEP Operating shall be liable in a particular circumstance, neither the Applicable Refinery Owner nor HEP Operating shall be liable to the other Party for any loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred (collectively, “Damages”) by such Party except to the extent that the Applicable Refinery Owner or HEP Operating causes such Damages or owns or operates the assets or other property in question responsible for causing such Damages.

8.2 Survival. The provisions of this Article 8 shall survive the termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit to this Agreement and shall replace the prior exhibit, in its entirety, after its date of effectiveness, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

9.2 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of the Applicable Refinery Owner (in the case of any assignment by HEP Operating) or HEP Operating (in the case of any assignment by an Applicable Refinery Owner), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Operating may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Operating without the Applicable Refinery Owner’s consent (but subject to the provision of written notice to the Applicable Refinery Owner), (ii) an Applicable Refinery Owner may make such an assignment (including a pro rata partial assignment) to an Affiliate of such Applicable Refinery Owner without HEP Operating’s consent (but subject to the provision of written notice to HEP Operating), (iii) an Applicable Refinery Owner may make a collateral assignment of its rights and obligations hereunder and/or grant a security interest in its rights and obligations hereunder, and HEP Operating shall execute an acknowledgement of such collateral assignment in such form as may from time-to-time be reasonably requested, and (iv) HEP Operating may make a collateral assignment of its rights hereunder and/or grant a security interest in its rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative for any of them, without an Applicable Refinery Owner’s consent, if such third party lender, debt holder or trustee shall have executed and delivered to such Applicable Refinery Owner a non-disturbance agreement in such form as is reasonably satisfactory to such Applicable Refinery Owner and such third party lender, debt holder or trustee, and such Applicable Refinery Owner executes an acknowledgement of such collateral assignment in such form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.

9.3 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

9.4 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

9.5 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

9.6 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

9.7 Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.

ARTICLE 10

GUARANTEE BY HOLLYFRONTIER

10.1 Payment Guaranty. HollyFrontier unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Operating the punctual and complete payment in full when due of all amounts due from each Applicable Refinery Owner under this Agreement (collectively, the “Applicable Refinery Owner Payment Obligations”). HollyFrontier agrees that HEP Operating shall be entitled to enforce directly against HollyFrontier any of the Applicable Refinery Owner Payment Obligations.

10.2 Guaranty Absolute. HollyFrontier hereby guarantees that the Applicable Refinery Owner Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a) any assignment or other transfer of this Agreement or any of the rights thereunder of HEP Operating;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(c) any acceptance by HEP Operating of partial payment or performance from the Applicable Refinery Owner;

(d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Applicable Refinery Owner or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(e) any absence of any notice to, or knowledge of, HollyFrontier, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Applicable Refinery Owner Payment Obligations or otherwise.

10.3 Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Applicable Refinery Owner Payment Obligations and any requirement for HEP Operating to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Applicable Refinery Owner, any other entity or any collateral.

10.4 Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by the Applicable Refinery Owner, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Applicable Refinery Owner for any payments made by HollyFrontier under this Article 10, and HollyFrontier hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Applicable Refinery Owner during any period of default or breach of this Agreement by the Applicable Refinery Owner until such time as there is no current or ongoing default or breach of this Agreement by the Applicable Refinery Owner.

10.5 Reinstatement. The obligations of HollyFrontier under this Article 10 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Applicable Refinery Owner Payment Obligations is rescinded or must otherwise be returned to the Applicable Refinery Owner or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Applicable Refinery Owner or such other entity, or for any other reason, all as though such payment had not been made.

10.6 Continuing Guaranty. This Article 10 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Applicable Refinery Owner Payment Obligations, (ii) be binding upon HollyFrontier, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Operating and its respective successors, transferees and assigns.

10.7 No Duty to Pursue Others. It shall not be necessary for HEP Operating (and HollyFrontier hereby waives any rights which HollyFrontier may have to require HEP Operating), in order to enforce such payment by HollyFrontier, first to (i) institute suit or exhaust its remedies against the Applicable Refinery Owner or others liable on the Applicable Refinery Owner Payment Obligations or any other Person, (ii) enforce HEP Operating’s rights against any other guarantors of the Applicable Refinery Owner Payment Obligations, (iii) join the Applicable Refinery Owner or any others liable on the Applicable Refinery Owner Payment Obligations in any action seeking to enforce this Article 10, (iv) exhaust any remedies available to HEP Operating against any security which shall ever have been given to secure the Applicable Refinery Owner Payment Obligations, or (v) resort to any other means of obtaining payment of the Applicable Refinery Owner Payment Obligations.

ARTICLE 11

GUARANTEE BY THE PARTNERSHIP

11.1 Payment and Performance Guaranty. The Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to the Applicable Refinery Owner the punctual and complete payment in full when due of all amounts due from HEP Operating under this Agreement (collectively, the “HEP Operating Payment Obligations”) and the punctual and complete performance of all other obligations of HEP Operating under this Agreement (collectively, the “HEP Operating Performance Obligations”, together with the HEP Operating Payment Obligations, the “HEP Operating Obligations”). The Partnership agrees that the Applicable Refinery Owner shall be entitled to enforce directly against the Partnership any of the HEP Operating Obligations.

11.2 Guaranty Absolute. The Partnership hereby guarantees that the HEP Operating Payment Obligations will be paid, and the HEP Performance Obligations will be performed, strictly in accordance with the terms of this Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of payment and performance, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a) any assignment or other transfer of this Agreement or any of the rights thereunder of the Applicable Refinery Owner;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(c) any acceptance by the Applicable Refinery Owner of partial payment or performance from HEP Operating;

(d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Operating or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(e) any absence of any notice to, or knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Operating Obligations or otherwise.

11.3 Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Operating Payment Obligations and any requirement for the Applicable Refinery Owner to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Operating, any other entity or any collateral.

11.4 Subrogation Waiver. The Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Operating, the Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Operating for any payments made by the Partnership under this Article 11, and each of the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Operating during any period of default or breach of this Agreement by HEP Operating until such time as there is no current or ongoing default or breach of this Agreement by HEP Operating.

11.5 Reinstatement. The obligations of the Partnership under this Article 11 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Operating Payment Obligations is rescinded or must otherwise be returned to HEP Operating or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Operating or such other entity, or for any other reason, all as though such payment had not been made.

11.6 Continuing Guaranty. This Article 11 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment and/or performance in full of all of the HEP Operating Payment Obligations, (ii) be binding upon the Partnership and each of its respective successors and assigns and (iii) inure to the benefit of and be enforceable by the Applicable Refinery Owner and their respective successors, transferees and assigns.

11.7 No Duty to Pursue Others. It shall not be necessary for the Applicable Refinery Owner (and the Partnership hereby waives any rights which the Partnership may have to require the Applicable Refinery Owner), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against HEP Operating or others liable on the HEP Operating Obligations or any other Person, (ii) enforce the Applicable Refinery Owner’s rights against any other guarantors of the HEP Operating Obligations, (iii) join HEP Operating or any others liable on the HEP Operating Obligations in any action seeking to enforce this Article 11, (iv) exhaust any remedies available to the Applicable Refinery Owner against any security which shall ever have been given to secure the HEP Operating Obligations, or (v) resort to any other means of obtaining payment of the HEP Operating Obligations.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above to be effective as of the Effective Time.

HEP OPERATING:

Holly Energy Partners-Operating, L.P.

By:	/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer

APPLICABLE REFINERY OWNER:

HollyFrontier El Dorado Refining LLC
HollyFrontier Woods Cross Refining LLC

By:	/s/ George J. Damiris
George J. Damiris
Chief Executive Officer and President

[Signature Page 1 of 2 to the Master Tolling Agreement]

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Article 10:

HOLLYFRONTIER CORPORATION

By:	/s/ George J. Damiris
George J. Damiris
Chief Executive Officer and President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Article 11:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer

[Signature Page 2 of 2 to the Master Tolling Agreement]

Exhibit A

to

Amended and Restated Master Tolling Agreement

Parties

HollyFrontier El Dorado and HEP Operating, as to the El Dorado Assets.

HollyFrontier Woods Cross and HEP Operating, as to the Woods Cross Assets.

Exhibit A-1

Exhibit B

to

Amended and Restated Master Tolling Agreement

Drop Down Transactions

1.	Sale of all the outstanding membership interests in El Dorado Operating LLC from HollyFrontier El Dorado to HEP Operating, effective November 1, 2015. El Dorado Operating LLC owns a Naphtha Fractionation Unit at the El Dorado Refinery Complex.

2.	Sale of all the outstanding membership interests in Woods Cross Operating LLC from HollyFrontier Woods Cross to HEP Operating, effective October 1, 2016. Woods Cross Operating LLC owns the Crude Unit 2, the FCC Unit 2 and the Polymerization Unit at the Woods Cross Refinery Complex.

Exhibit B-1

Exhibit C

to

Amended and Restated Master Tolling Agreement

Applicable Assets; Minimum Throughput Commitment; Tolling Fees and Adjustments; Applicable Term

Applicable Assets	Type of Applicable Asset	Products	Minimum Throughput Commitment (on a BPD basis)	Tolling Fee	Tolling Fee Adjustment	PPI Adjustment Minimum/ Cap	Fee Adjustment Commencement Date	Assumed OPEX	Purchase Price	Accrued Turn- around Cost	Assumed Fuel Gas Cost	Initial Term (all times are Dallas, TX time)	Extension Term (all times are Dallas, TX time)
El Dorado Assets	Naphtha Fractionation Unit	Isopentane[1] ISOM Feed Int. Naphtha Reformer	48,750 BPD	$.36/BBL[2]	PPI/HFC Merit Comp Adjustment[3] OPEX Adjustment[4] CAPEX Adjustment[5] Turnaround Surcharge[6] Fuel Gas Surcharge[7]	Subject to 1% Minimum/ 3% Cap[3]	July 1, 2017	$3.3M4	$25,851,371	$1.6M6	$73,610[7]	12:01 a.m. on Novem-ber 1, 2015 (the “Effec-tive Time”) to 12:00 midnight on October 31, 2030	The Applicable Refinery Owner shall have the option to extend the Applicable Term beyond the Initial Term for one additional five (5) year period beginning at 12:01 am on November 1, 2030 and ending at 12:00 midnight on October 31, 2035 on the same terms and conditions as in existence for the Initial Term.

Exhibit C-1

Applicable Assets	Type of Applicable Asset	Products	Minimum Throughput Commitment (on a BPD basis)	Tolling Fee	Tolling Fee Adjustment	PPI Adjustment Minimum/ Cap	Fee Adjustment Commencement Date	Assumed OPEX	Purchase Price	Accrued Turn- around Cost	Assumed Fuel Gas Cost	Initial Term (all times are Dallas, TX time)	Extension Term (all times are Dallas, TX time)
Woods Cross Assets	Crude Unit 2	Naphtha Diesel tower bottoms	14,625 BPD[8]	$2.56/BBL[10]	PPI/WX Union Annual Increase[9]	None	July 1, 2017	$4.0M4	$64.75M	$8.7M6	$11,871	12:01 a.m. on October 1, 2016 (the “Effective Time”) to 12:00 midnight on September 30, 2031

The Applicable Refinery Owner shall have

the option to extend the Applicable

Term beyond the Initial Term for one additional five (5) year period beginning at 12:01 am on October 1, 2031 and ending at 12:00 midnight on September 30, 2036 on the same terms and conditions as in existence for the Initial Term.

	FCC Unit 2	Gasoline Light Cycle Oil Olefins Slurry	7,600 BPD[8]	$12.39 /BBL[10]	OPEX Adjustment[4]			$11.8M4	$176.25M	$7.8M6	$11,566
	Polymeriza-tion Unit	Gasoline Butane Propane	2,438 BPD[8]	$9.72/BBL[10]	CAPEX Adjustment[5] Turn- around Surcharge [6] Fuel Gas Surcharge (excluding Polymeri-zation Unit)[7]			$3.6M4	$37.0M	$3.2M6	-

1.	The “Feedstock” for the El Dorado Assets is light naphtha and heavy naphtha. The “Feedstock” for the Woods Cross Assets is as follows: Crude Unit 2 – crude oil; FCC Unit 2 – crude tower bottoms and outside gas oil; Poly Unit – olefins.

Exhibit C-2

2.	El Dorado Only: The Tolling Fee shall never be less than $.36 per BBL of Feedstock, subject to a one-time potential reduction in the Tolling Fee for the adjustment in paragraph 4 below. If as a result of a reduction to the Tolling Fee or Minimum Throughput Commitment for a Contract Quarter pursuant to Section 2.2(d) of the Agreement, the Applicable Refinery Owner has overpaid its Tolling Fees for a Contract Quarter, the Applicable Refinery Owner shall receive a credit against its Tolling Fees due for the following Contract Quarter in the amount of such overpayment.
3.	El Dorado Only: The Tolling Fee, as previously adjusted on a cumulative basis, shall be adjusted on July 1 of each calendar year, commencing July 1, 2017, by an amount equal to a percentage calculated as follows: (A) 0.75 x the change in the PPI as described below, plus (B) 0.25 x the annual HollyFrontier Merit Compensation Adjustment (positive or negative) for

Exhibit C-3

such calendar year. The change in the PPI is the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUFD49207– located at http://www.bls.gov/data/. The change in PPI for each year shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1); provided that the change in PPI in any year shall not be less than one percent (1%) or more than three percent (3%). For the avoidance of doubt, if the change in PPI in any year is less than one percent (1%) (including if the change in the PPI is negative) it will be rounded up to one percent (1%) and if the change in PPI in any year is greater than three percent (3%) it will be rounded down to three percent (3%). If either index is no longer published, the Parties shall negotiate in good faith to agree on a new index (as applicable) that gives comparable protection against inflation or deflation, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Tolling Fee. If the Parties are unable to agree on a new index, a new index will be determined in accordance with the dispute resolution provisions set forth in the Article VIII of Omnibus Agreement, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Tolling Fee. The annual HollyFrontier Merit Compensation Adjustment is the company-wide increase (or decrease) in salary for the year in which the adjustment occurs as determined by the HollyFrontier Chief Executive Officer and Vice President, Human Resources (excluding merit compensation adjustments for executive officers that are determined by the HollyFrontier Board of Directors (or a committee thereof) and excluding any annual increases for union employees). Examples of the annual Tolling Fee adjustment under various scenarios are as follows:

(1)	if the change in PPI is 0% and the HFC Merit Compensation Adjustment is 3.5%, the Tolling Fee adjustment would be (0.75 x 1%) + (0.25 x 3.5%) = 1.625%
(2)	if the change in PPI is 2% and the HFC Merit Compensation Adjustment is 2%, the Tolling Fee adjustment would be (0.75 x 2%) + (0.25 x 2%) = 2%
(3)	if the change in PPI is 5% and the HFC Merit Compensation Adjustment is 2%, the Tolling Fee adjustment would be (0.75 x 3%) + (0.25 x 2%) = 2.75%
(4)	if the change in PPI is 0% and the HFC Merit Compensation Adjustment is -2%, the Tolling Fee adjustment would be (0.75 x 1%) + (0.25 x (-2%)) = 0.25%

4.	At the end of the first four (4) Contract Quarters during the Applicable Term, HEP Operating shall calculate the aggregate operating expenses incurred in the operation of the Applicable Asset (but such calculation shall not include turnaround accruals, capitalized catalyst costs, fuel gas costs and extraordinary and non-recurring items of expense that are not reasonably expected to recur in future periods during the Applicable Term) (“OPEX”). In the event that such aggregate OPEX exceed the Assumed OPEX set forth above, (A) the Applicable Refinery Owner shall, within ten (10) days of receiving an invoice from HEP Operating, reimburse HEP Operating for such OPEX incurred during such initial four (4) Contract Quarters in excess of the Assumed OPEX, and (B) from and after the first four (4) Contract Quarters during the Applicable Term, HEP Operating shall increase the Tolling Fee for processing with the Applicable Asset by the amount necessary to recover such aggregate OPEX in excess of the Assumed OPEX for the remainder of the Applicable Term, and the Parties shall execute an amended, modified, revised or updated Exhibit C reflecting such aggregate OPEX as the new Assumed OPEX. In the event that such aggregate OPEX is less than the Assumed OPEX, HEP Operating shall decrease the Tolling Fee by the amount necessary to account for the difference between the Assumed OPEX and such actual OPEX for the remainder of the Applicable Term, and the Parties shall execute an amended, modified, revised or updated Exhibit C reflecting such aggregate OPEX as the new Assumed OPEX.
5.	At the end of the first four (4) Contract Quarters during the Applicable Term, HEP Operating shall determine its aggregate capital expenditures relating to the construction and start-up of the Applicable Asset (“CAPEX”). HEP Operating shall amend and increase the Tolling Fee for the remainder of the Initial Term by the following formulae: For the El Dorado Assets: (aggregate CAPEX/9.0) ÷ (Minimum Throughput Commitment (on a BPD basis) x 365.25); and for the Woods Cross Assets: (aggregate CAPEX/8.5) ÷ (Minimum Throughput (on a BPD basis) x 365.25).
6.	After the first turnaround on the Applicable Asset during the Applicable Term, HEP Operating will calculate its aggregate Turnaround Costs incurred in connection therewith. In the event such aggregate Turnaround Costs for the Applicable Asset exceeds the Accrued Turnaround Cost set forth above then (A) a turnaround surcharge (the “Turnaround Surcharge”) will be added to the Tolling Fee based on each BBL of Feedstock (using the Minimum Throughput Commitment) in order to allow HEP Operating to recover (i) such Turnaround Costs in excess of the Accrued Turnaround Cost plus (ii) a ten percent (10%) return on such excess (the aggregate amount specified in clauses (i) and (ii), the “Turnaround Payment”). Such Turnaround Surcharge shall be paid by the Applicable Refinery Owner to HEP Operating on each BBL of Feedstock processed through the Applicable Asset until the earlier to occur of (i) the expiration of the Applicable Term or (ii) the recovery by HEP Operating of the Turnaround Payment. In addition, the Tolling Fee will be adjusted by the amount necessary to recover the new estimated turnaround expense for the remainder of the Applicable Term (based on the Minimum Throughput Commitment).
7.	If at the end of any calendar month during the Applicable Term the aggregate cost of gas incurred by HEP Operating in connection with the operation of the Applicable Assets exceeds the Assumed Fuel Gas Cost, the Applicable Refinery Owner shall promptly pay to HEP Operating an amount equal to the positive difference, if any, of (i) the aggregate cost of fuel gas incurred by HEP Operating in connection with the operation of the Applicable Assets during such calendar month less (ii) the Assumed Fuel Gas Cost.

Exhibit C-4

8.	Determined on a Contract Quarter basis.
9.	Woods Cross Only: The Tolling Fee, as previously adjusted on a cumulative basis, shall be adjusted on July 1 of each calendar year, commencing July 1, 2017, by an amount equal to a percentage calculated as follows: (A) 0. 5 x the change in the PPI as described below, plus (B) 0.5 x the annual increase under the then current Woods Cross union contract. The change in the PPI is the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUFD49207– located at http://www.bls.gov/data/. The change in PPI for each year shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). If either index is no longer published, the Parties shall negotiate in good faith to agree on a new index (as applicable) that gives comparable protection against inflation or deflation, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Tolling Fee. If the Parties are unable to agree on a new index, a new index will be determined in accordance with the dispute resolution provisions set forth in the Article VIII of Omnibus Agreement, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Tolling Fee. The annual increase under the then current Woods Cross union contract is the annual base pay increase given to union employees at Woods Cross, currently on or about February 1 of each year. Examples of the annual Tolling Fee adjustment under various scenarios are as follows:

(1) if the change in PPI is 0% and the annual increase under the then current Woods Cross union contract is 3.5%, the Tolling Fee adjustment would be (0.5 x 0%) + (0.5 x 3.5%) = 1.75%

(2) if the change in PPI is 2% and the annual increase under the then current Woods Cross union contract is 2%, the Tolling Fee adjustment would be (0.5 x 2%) + (0.5 x 2%) = 2%

(3) if the change in PPI is 5% and the annual increase under the then current Woods Cross union contract is 2%, the Tolling Fee adjustment would be (0.5 x 5%) + (0.5 x 2%) = 3.5%10.

(4) if the change in PPI is -1% and the annual increase under the then current Woods Cross union contract is 2%, the Tolling Fee adjustment would be (0.5 x -1%) + (0.5 x 2%) = 0.5%.

10.	Woods Cross Only: If the Applicable Refinery Owner has overpaid its monthly Tolling Fees after adjustments to Tolling Fees or Minimum Throughput Commitments for a Contract Quarter pursuant to Section 2.2(d) of the Agreement, the Applicable Refinery Owner shall be entitled to apply any such overpayment as a credit against Tolling Fees within the succeeding twelve months for volumes of Feedstock delivered to HEP Operating in excess of the Minimum Throughput Commitment for any of the Applicable Assets. If any such overpayment has not been credited within twelve months of the overpayment, such overpayment shall be credited against Tolling Fees due with respect to any Minimum Throughput Commitment for any of the Applicable Assets, or if there are no such Tolling Fees due, such overpayment shall be credited against any other obligations owed by the Applicable Refinery Owner, or its Affiliates, to HEP Operating.

Exhibit C-5

Exhibit D

to

Amended and Restated Master Tolling Agreement

Definitions

“Accrued Turnaround Cost” has the meaning set forth in Exhibit C.

“Affiliate” means, with to respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Applicable Refinery Owner, on the one hand, and HEP Operating, on the other hand, shall not be considered affiliates of each other.

“Aggregate Capacity” means, with respect to each Contract Quarter and each Applicable Asset, the product of (i) the volume of Feedstock (expressed in BPD) that HEP Operating was available to receive on average on a daily basis from the Applicable Refinery Owner at the location of such Applicable Asset for the Contract Quarter and (ii) the number of days in such Contract Quarter.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Asset” means each of the Applicable Assets, individually.

“Applicable Assets” has the meaning set forth in the Recitals.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Applicable Refinery Owner” means, with respect to the El Dorado Refinery, HollyFrontier El Dorado, and with respect to the Woods Cross Refinery, HollyFrontier Woods Cross.

“Applicable Refinery Owner Payment Obligations” has the meaning set forth in Section 10.1.

“Applicable Term” means the Initial Term, together with any Extension Term, if applicable.

“Assumed Fuel Gas Cost” has the meaning set forth in Exhibit C.

Exhibit D-1

“Assumed OPEX” means the amount set forth in Exhibit C for the Applicable Assets.

“BBL” means barrel.

“BPD” means barrels per day.

“Business Day” means any day other than Saturday, Sunday or other day upon which commercial banks in Dallas, Texas are authorized by law to close.

“CAPEX” has the meaning set forth in Exhibit C.

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1 and ends on March 31, June 30, September 30, or December 31, respectively.

“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Ratio” has the meaning set forth in Exhibit F.

“Crude Unit 2” has the meaning set forth in the Master Lease and Access Agreement.

“Damages” has the meaning set forth in Section 8.1.

“Deficiency Notice” has the meaning set forth in Section 6.1.

“Deficiency Payment” has the meaning set forth in Section 6.1.

“Dispute Notice” has the meaning set forth in Section 6.2.

“Drop Down Transactions” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Exhibit C.

“El Dorado Assets” means those assets identified as the “El Dorado Assets” in Exhibit C.

“El Dorado Refinery Complex” means the refinery complex owned by HollyFrontier El Dorado, commonly known as the El Dorado Refinery, and located in the City of El Dorado, Butler County, Kansas.

“Extension Term” has the meaning set forth in Section 4.

“FCC Unit 2” has the meaning set forth in the Master Lease and Access Agreement.

“Feedstock” has the meaning set forth in Exhibit C.

“Force Majeure” has the meaning set forth in the Omnibus Agreement.

“Force Majeure Notice” has the meaning set forth in the Omnibus Agreement.

Exhibit D-2

“Fuel Gas Cost” has the meaning set forth in Exhibit C.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“HEP Operating” means Holly Energy Partners – Operating, L.P., a Delaware limited partnership.

HEP Operating Obligations” has the meaning set forth in Section 11.1.

“HEP Operating Payment Obligations” has the meaning set forth in Section 11.1.

“HEP Operating Performance Obligations” has the meaning set forth in Section 11.1.

“HollyFrontier El Dorado” means HollyFrontier El Dorado Refining LLC, a Delaware limited liability company.

“HollyFrontier Woods Cross” means HollyFrontier Woods Cross Refining LLC, a Delaware limited liability company.

“HollyFrontier” means HollyFrontier Corporation, a Delaware corporation.

“Initial Term” has the meaning set forth in Article 4.

“Master Lease and Access Agreement” means that certain Third Amended and Restated Master Lease and Access Agreement dated effective as of the Effective Date hereof among the Parties and certain of their Affiliates.

“Minimum Throughput Commitment” means, with respect to each Contract Quarter and each Applicable Asset, the product of (i) the quantity of Feedstock to be delivered by the Applicable Refinery Owner to HEP Operating at the location of the Applicable Asset on a daily basis, as set forth on Exhibit C and (ii) the number of days in such Contract Quarter, as such amount may be adjusted pursuant to the terms of this Agreement.

“Naphtha Fractionation Unit” has the meaning set forth in the Master Lease and Access Agreement.

“NFC Products” has the meaning set forth in Exhibit F.

“Omnibus Agreement” means the Sixteenth Amended and Restated Omnibus Agreement, effective as of October 1, 2016.

“OPEX” has the meaning set forth in Exhibit C.

“Parties” has the meaning set forth in the Preamble.

“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.

Exhibit D-3

“Party” has the meaning set forth in the Preamble.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Polymerization Unit” has the meaning set forth in the Master Lease and Access Agreement.

“PPI” has the meaning set forth in Exhibit C.

“Prime Rate” means the lesser of (i) the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate and (ii) the maximum lawful rate permitted by Applicable Law.

“Products” has the meaning set forth in Exhibit C.

“Purchase Price” means the amount set forth in Exhibit C for the Applicable Assets.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interest having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tolling Fee” has the meaning set forth in Exhibit C.

“Turnaround Costs” means costs and expenses, including catalysts, reasonably incurred by HEP Operating in the first turnaround of the Applicable Asset occurring during the Applicable Term.

“Turnaround Payment” has the meaning set forth in paragraph 6 of Exhibit C.

“Turnaround Surcharge” has the meaning set forth in paragraph 6 of Exhibit C.

“Woods Cross Assets” means those assets identified as the “Woods Cross Assets” in Exhibit C.

“Woods Cross Refinery Complex” means the refinery complex owned by HollyFrontier Woods Cross, commonly known as the Woods Cross Refinery, and located in the City of West Bountiful, Davis County, Utah.

Exhibit D-4

Exhibit E

to

Amended and Restated Master Tolling Agreement

Interpretations

As used in this Agreement, unless a clear contrary intention appears:

(a) any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) any reference to Articles, Sections and Exhibits are, unless otherwise stated, references to Articles, Sections and Exhibits of or to this Agreement and references in any Section or definition to any clause means such clause of such Section or definition. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(e) the Exhibits hereto form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Exhibits;

(f) references to a Person shall include any permitted assignee or successor to such Party in accordance with this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity;

(g) if any period is referred to in this Agreement by way of reference to a number of days, the days shall be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day in which case the last day shall be the next succeeding Business Day;

(h) the use of “or” is not intended to be exclusive unless explicitly indicated otherwise;

(i) references to “$” or to “dollars” shall mean the lawful currency of the United States of America; and

(j) the words “includes,” “including,” or any derivation thereof shall mean “including without limitation” or “including, but not limited to.”

Exhibit E-1

Exhibit F

to

Amended and Restated Master Tolling Agreement

Measurement of Delivered Volumes

Applicable Asset	Type of Applicable Asset	Measurement of Volumes
El Dorado Assets	Naphtha Fractionation Unit

Delivery volumes of light naphtha and heavy naphtha feedstock shall be determined by the BBL unit of measure with the metered data stored at PI Tag FI14381.daca.pv for light naphtha and FI14382.daca.pv for heavy naphtha.

Delivery volumes of isopentane, ISOM feed, intermediate naphtha and reformer feed shall be determined by the BBL unit of measure with the metered data stored at tags FC14578.pida.pv, FC14592.pida.pv, FC14612.pida.pv and reformer feed at tag FY14467.daca.pv.[1]

Woods Cross Assets	Crude Unit 2 FCC Unit 2 Poly Unit

Delivery volumes of feedstock shall be determined for each BBL unit of measure with the metered data stored at

(a) tags 24FC4010, 24FC4025, 24FC4021a, 24FC4022A, 24FC4031, 24FC4028a or 24FC4029a for the Crude Unit 2

(b) tags 25FC4106, 25Fl4144 (MSCFD), 25FC4153, 25FC4156, 25FC4131 and 25FC4126 for the FCC Unit 2, and

(c) tags 26Fl4040, 26FC4105, 26Fl4106 and 26Fl4009 for the Polymerization Unit. [2]

1.	For the Naphtha Fractionation Unit, the expected conversion ratio of light naphtha and heavy naphtha to isopentane, ISOM feed, intermediate naphtha and reformer feed is 1 BBL to 1 BBL.

Examples of the reduction in Tolling Fees and the Minimum Throughput Commitment for non-Force Majeure Events that may occur under Section 2.2(d)(1) and (2) of the Agreement are as follows:

Section 2.2(d)(1) – The Minimum Throughput Commitment of 48,750 BPD of light naphtha and heavy naphtha converts to 48,750 BPD of isopentane, ISOM feed, intermediate naphtha and reformer feed (the “NFC Products”) based on a Conversion Ratio of 1 to 1. If the NFC Products produced are 46,312.5 BPD (95%) or more, then there would be no adjustment to the Tolling Fee.

Example A: If the Minimum Throughput Commitment of Feedstock is delivered by the Applicable Refinery Owner to HEP Operating at the Applicable Asset for a particular Contract Quarter and the NFC Products produced by HEP Operating for such Contract Quarter is on average 43,875 BPD (90% of the Conversion Ratio for the Minimum Throughput Commitment), the Tolling Fee for such Contract Quarter would be reduced by 5% from $.36 per BBL (100%) to $.342 per BBL (95%).

Example B: If the Minimum Throughput Commitment of Feedstock is delivered by the Applicable Refinery Owner to HEP Operating at the Applicable Asset for a particular Contract Quarter and the NFC Products produced by HEP Operating for such Contract Quarter is on average 41,437.5 BPD (85% of the Conversion Ratio for the Minimum Throughput Commitment), the Tolling Fee for such Contract Quarter would be reduced by 10% from $.36 BBL (100%) to $.324 per BBL (90%).

Exhibit F-1

Section 2.2(d)(2) – If the Aggregate Capacity of any Applicable Asset for any Contract Quarter is less than the Minimum Throughput Commitment for such Applicable Asset for such Contract Quarter, then the Minimum Throughput Commitment for such Applicable Asset for such Contract Quarter will be reduced by a percentage equal to (A) 100% minus (B) the percentage represented by the ratio of (i) the Aggregate Capacity for such Applicable Asset for such Contract Quarter to (ii) the Minimum Throughput Commitment for such Applicable Asset for such Contract Quarter.

Example A: If the Aggregate Capacity of any Applicable Asset for a Contract Quarter is on average 46,312.5 BPD (95% of the Minimum Throughput Commitment for such Contract Quarter), then the Minimum Throughput Commitment for such Contract Quarter would be reduced to 46,312.5 BPD of light naphtha and heavy naphtha (95% of the Minimum Throughput Commitment for such Contract Quarter).

Example B: If the Aggregate Capacity of any Applicable Asset for a Contract Quarter is on average 43,875 BPD (90% of the Minimum Throughput Commitment for such Contract Quarter), then the Minimum Throughput Commitment for such Contract Quarter would be reduced to 43,875 BPD of light naphtha and heavy naphtha (90% of the Minimum Throughput Commitment for such Contract Quarter).

2.	For the Crude Unit 2, the expected conversion ratio of Feedstock to Products is 1 BBL to 1 BBL. For the FCC Unit 2, the expected conversion ratio is 1 BBL to 1.03 BBL. For the Polymerization Unit, the expected conversion ratio is 1 BBL to 0.90 BBL. The examples in footnote 1 above demonstrate the reduction in Tolling Fees and Minimum Throughput Commitments for non-Force Majeure Events that may occur under Section 2.2(d)(1) and (2) of the Agreement for the Woods Cross Assets.

Exhibit F-2

Exhibit G

to

Amended and Restated Master Tolling Agreement

Increase in Tolling Fees as a Result of Changes in Applicable Law

Applicable Assets	Types of Tolling Fees that may be increased (as applicable)	Threshold
El Dorado Assets	Naphtha Fractionation Unit Tolling Fee

No Tolling Fees may be amended until HEP Operating has made capital expenditures of $2,000,000 in the aggregate with respect to the El Dorado Assets in order to comply with new Applicable Laws.

Thereafter, HEP Operating may amend the applicable Tolling Fee to recover its full cost of complying with the new Applicable Laws and such recovery shall not be limited to amounts in excess of $2,000,000.

Woods Cross Assets	Crude Unit 2 Tolling Fee FCC Unit 2 Tolling Fee Poly Unit Tolling Fee

No Tolling Fees may be amended until HEP Operating has made capital expenditures of $5,000,000 in the aggregate with respect to the Woods Cross Assets in order to comply with new Applicable Laws.

Thereafter, HEP Operating may amend the applicable Tolling Fee to recover its full cost of complying with the new Applicable Laws and such recovery shall not be limited to amounts in excess of $5,000,000.

Exhibit G-1